Exhibit 10.1

AMENDMENT TO THE SPX CORPORATION
1997 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

Pursuant to the powers of amendment reserved in Section 10 of the SPX Corporation 1997 Non-Employee Directors’ Compensation Plan (the “Plan”), effective as of December 31, 2004, SPX Corporation hereby amends the Plan in the following manner:

1.     Section 1.2 is amended to by replacing the first sentence with the following:

“In conjunction with the SPX Corporation 2005 Non-Employee Directors’ Compensation Plan, the purpose of the Plan is to advance the interests of the Company and its shareholders by providing a compensation program for Non-Employee Directors.”

2.     Section 8 is amended by inserting the current paragraph thereof into a new subsection 8.1.

3.     Section 8.1 is amended by (i) replacing “on and after the Effective Date” with “on and after the Effective Date, but before January 1, 2005”, and (ii) inserting “provided hereunder” after each “Cash Payment”.

4.     Section 8.1 is amended to by adding the following:

“Nothing herein shall be construed to prevent the amount payable for 2004 to the Non-Employee Director with respect to the EVA Plan Bonus Multiple from being determined and paid in 2005.”

5.     Section 8 is amended by the addition of the following subsection 8.2:

“8.2 With respect to service during each calendar year (or portion thereof) after December 31, 2004, each Non-Employee Director shall be entitled to receive a flat fee retainer payment at an annual rate of $60,000 (prorated for partial years of Board membership).  Payment of all or a portion of the Cash Payment described hereunder otherwise payable to a Non-Employee Director may be deferred as specified by a timely election filed by the Non-Employee Director with the Company.  The amount of Cash Payment so deferred shall be credited to an Account established pursuant to Section 5 hereof as Deferred Mutual Fund Units as provided in the Non-Employee Director’s deferral election based on the value of the mutual fund shares or other security underlying such Deferred Mutual Fund Units on the date of the deferred Cash Payment would otherwise have been made.  Such amounts shall thereafter be subject to the provisions of Section 5 and 6 hereof relating to Deferred Mutual Fund Units, dividends thereon, and distribution thereof.  The deferral of Cash Payment provided under this subsection 8.2 shall be subject to Code Section 409A.”

6.     Section 9.2(a) is amended by replacing “Section 8” with “subsection 8.1”.

7.     Section 11.2 is amended by revising the first sentence to read as follows:

“Neither a Non-Employee Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of such Non-Employee Director, any Cash Payments entitled to pursuant to Section 8, or any Director Options granted to such Non-Employee Director under the Plan, nor the right to exercise any of the rights or privileges of a shareholder with respect to any Deferred Mutual Fund Units credited to such Account or any granted Director Options, nor the right to receive any distribution under the Plan except as expressly provided herein.”

8.     Section 11.6 is amended by adding the following:

“Without limiting the foregoing, the election of any Non-Employee Director to defer cash payments, including Cash Payments made pursuant to Section 8, shall be made and filed in accordance with procedures and forms set by the Board, and the timeliness of such elections shall be determined by the Board.  Any deferral elections shall be made in accordance with the applicable requirements of Code Section 409A and guidance promulgated thereunder.”